Buenos Aires, April 30th, 2019

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS

Ref.: General Ordinary and Extraordinary Shareholder´s Meeting dated as of April 29, 2019.

Dear Sirs,

I am writing to Bolsas y Mercados Argentinos (“ByMA”) and the National Securities Commission (“Comisión Navcional de Valores” or "CNV"), in my capacity as Responsible for Market Relations of Pampa Energía S.A.  (de “Company”) in accordance with article 4, Chapter II, Title II of the CNV Regulations and article 79 of the ByMA Listing Regulation.

To this regard, below is a summary of the resolutions adopted by the Company’ Ordinary and Extraordinary General Shareholders Meeting that took place on April 29, 2019 (hereinafter the “Shareholders Meeting”):

Item 1: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to appoint the representatives of the shareholders Fondo de Garantía de Sustentabilidad in charge of the Administración Nacional de la Seguridad Social (“ANSES”) and JP Morgan Chase Bank – ADR (“JPM”) to sign the minute of the Shareholders Meeting.

Item 2: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved: (i) that the Reading of the documents be omitted due to the fact that it is known by all shareholders for it was at their disposal with due time prior to this Shareholders Meeting and within the regulatory timeframe; and (ii) to approve the Consolidated Financial Statement for the fiscal year ended December 31, 2018 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, Independent Auditor’s Report, Statutory Audit Committee Report, Annual Report and Corporate Governance Code Compliance Report, the Informative Summary as required by the Argentine Securities Commission Rules, Auditors report and Supervisory Committee report and the Individual Financial Statement for the fiscal year ended December 31, 2018 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, the Informative Summary as required by the Argentine Securities Commission Rules, authorizing the Board of Directors to make any modifications that the supervisory bodies could require as long as those modifications are not objected by the Supervisory Committee or the signing accountant.

Item 3: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved that the income for the fiscal year that was a profit of AR$ 16,982,929,162 expressed in the current measure unit as of March 31, 2019, be used for: a) 5% of such profit, that is to say AR$849,146,458, to legal reserve; and b) the balance of AR$16,133,782,704, to an optional reserve.

Item 4: The Shareholders Meeting, by a majority equivalent to 99.98% of the computable votes resolved to approve the actions taken by, and the remuneration to be paid to the members of the Audit Committee. Also, the Board proposed that authorization be granted for an advance payment of fees to Audit Committee members until such time as the financial statements for the year ending December 31, 2019 are considered by the Meeting of Shareholders.

Item 5: The Shareholders Meeting, by a majority equivalent to 99.73% of the computable votes resolved to approve approve the performance of duties and fees of the members of the Supervisory Committee of the absorbed companies and periods mentioned.

Item 6: The Shareholders Meeting, by a majority equivalent to 98.86% of the computable votes resolved to approve the actions taken by the Board of Directors and by a majority equivalent to 76.52% of the computable votes, to approve the remuneration to be paid to them for the fiscal year ended December 31, 2018. Also, it resolved to authorize an advance payment of fees to the Directors until such time as the financial statements for the year ending December 31, 2019 are considered by the Meeting of Shareholders.

Item 7: The Shareholders Meeting, by a majority equivalent to 99.65% of the computable votes resolved to approve a compensation of AR$ 27,526,617 be paid to the certifying accountant for the duties performed in the fiscal year ended December 31, 2018. Such amount includes the fees for the SOX 404 certification required as from fiscal year 2012 by the Securities and Exchange Commission.

Item 8: The Shareholders Meeting, by a majority equivalent to 99.77% of the computable votes resolved to: (i) appoint Messrs. Carlos Correa Urquiza, Darío Epstein and Carolina Sigwald as members of the board; and (ii) reelect Messrs. Gabriel Cohen and Santiago Alberdi as members of the board. Moreover, by a majority equivalent to 80.01% of the computable votes resolved to: (i) appoint Silvana Wasersztrom, Catalina Lappas, Horacio Jorge Tomás Turri, and Gerardo Carlos Paz as alternate members of the board and (ii) reelect Mariano Batistella, Nicolás Mindlin and Pablo Alejandro Díaz as alternate members of the board.

Finally, the Shareholders’ Meeting appointed Messrs. Carlos Correa Urquiza and Darío Epstein as regular members of the Audit Committee, and Ms. Silvana Wasersztrom as alternate member. Likewise, the Shareholders’ Meeting appointed Mr. Miguel Bein as financial expert of the aforementioned Committee.

Item 9: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to appoint Messrs. Marcelo Héctor Fuxman and Damián Burgio as alternate members, of the Statutory Audit Committee.

Item 10: The Shareholders Meeting, by a majority equivalent to 99.65% of the computable votes resolved the appointment of Price Waterhouse & Co. S.R.L., a member of PriceWaterhouseCoopers, and the designation of Mr. Sergio Cravero as certifying accountant, and Messrs. Fernando Rodríguez and Ezequiel Mirazón as alternate certifying accountants, for the fiscal year ending December 31, 2019.

Item 11: The Shareholders Meeting, by a majority equivalent to 99.38% of the computable votes resolved to postpone the approval of the independent auditor’s remuneration for the fiscal year ending December 31, 2019 until the next annual shareholders’ meeting to be held.

Item 12: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to allocate to Audit Committee’s activities a budget amount of AR$ 585,000 for fiscal year 2019.

Item 13: The Shareholders Meeting, by a majority equivalent to 98.86% of the computable votes resolved to delegate to the Board broad powers to: (i) establish the terms and conditions of the Program of Corporate Bonds Convertible into common shares and/or American Depositary Shares (“ADRs”) of the Company (the “Corporate Note Program”) (including, without limitation, time, price, and payment terms thereof, currency, allocation of funds) and the different classes and/or series of corporate bonds to be issued under such plan, being also entitled to change the terms and conditions approved by the shareholder’s meeting, except for the maximum amount approved, in accordance with the guidelines and limits set forth by the Shareholders Meeting in relation to Convertible Corporate Bonds, (ii) without subsequent ratification by the shareholders’ meeting, approve, execute, deliver and/or sign any agreement, contract, document, instrument and/or title related to the Corporate Bonds Program and/or the issuance of different classes and/or series of corporate bonds thereunder, including a firm commitment underwriting agreement with an intermediary agent, (iii) make any request, and carry out any acts and procedures before the Argentine Securities Commission and/or before Bolsas y Mercados Argentinos S.A., Mercado Abierto Electrónico, the U.S. Securities & Exchange Commission or any other stock exchanges, as timely determined by the Board of Directors, or such other persons as may be authorized by it, in relation to the Corporate Bonds Program and/or the corporate bonds issued thereunder, and (iv) sub-delegate to one or more of its members, and/or to one or more persons they may consider from time to time, all powers and authorizations referred to in (i) to (iii) above. In addition, it resolved, to request the authorization of the Argentine Securities Commission to make a public offering of the new shares to be issued pursuant and subject to the exercise of the conversion right and apply for the listing thereof in Bolsas y Mercados Argentinos S.A. and in the New York Stock Exchange, all in accordance with the applicable regulations and subject to the exercise of the right of conversion of the convertible corporate bonds that may be issued by the Company; and delegate to the Board the powers necessary to  implement the capital increase and request the public offering and listing of the shares to be issued.

Item 14: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to authorize Carolina Sigwald, Victoria Hitce, Gerardo Carlos Paz, María Agustina Montes, Maite Zornoza, María Eugenia Sanchez Nuin, Juan Manuel Recio, Débora Gisele Tortosa Chávez, Mabel Silvia Beratta, Luis Agustín León Longombardo, María Soledad Moscara, Francisco Trigo Humarán, Martín Ezequiel Gardella, Roberto Mariano Romero de Haz, Gonzalo

Carballada, Fabiana Marcela Vidal, Alejandra Paulina Brasesco, Fernando Nicolás Villarruel, Mauricio Penta, Martín García Arango, Fernando Rizzi, Claudio Alejandro Bilotta and/or Vanesa Russo to register any resolutions that may be approved by such Meeting of Shareholders and perform any proceedings that may be required before the relevant agencies.

Item 15: The Shareholders Meeting, by majority of computable votes resolved to go into recess until May 29th, 2019 at 11 am (BA time) in order to continue the consideration of Item 15 of its Agenda.

Sincerely.

Victoria Hitce

Head of Market Relations